Exhibit 99.1

Build-A-Bear Workshop, Inc. Raises Guidance for Fiscal Year 2019 for Total Revenue and Pre-tax Income

Company to Present at ICR Conference at 9am ET, today

ST. LOUIS--(BUSINESS WIRE)--January 14, 2020--Build-A-Bear Workshop, Inc. (NYSE: BBW) updated its financial guidance for fiscal year 2019 ahead of its presentation at the 22nd Annual ICR Conference. The Company is raising its guidance for fiscal 2019 from what was previously issued on December 5, 2019.

On a preliminary basis for the 2019 fiscal year (52-weeks ending February 1, 2020 compared to the 52-weeks ended February 2, 2019), the Company currently expects:

  Total revenue for the fiscal year to be in the range of $334 million to $338 million compared to $336.6 million in fiscal year 2018. The projected total revenue for fiscal 2019 includes fourth quarter total revenue that is expected to be flat to slightly positive reflecting growth in December and continuing momentum in the final month of the period. The Company believes that it has benefitted from its gift giving programs including stronger gift card sales leading to higher redemption rates post-holiday; it also expects to deliver its ninth consecutive quarter of double-digit eCommerce growth;
  Pre-tax income to be in the range of $0.1 million to $2.0 million compared to a pre-tax loss of $18.5 million in fiscal year 2018; and
  Cash and cash equivalents to end the year in the range of $25 million to $30 million compared to $17.8 million at the end of fiscal 2018; the Company is projected to have no borrowings under its revolving credit facility at year-end.

Sharon Price John, Build-A-Bear Workshop Chief Executive Officer commented, “We are pleased to have seen a positive shift in sales trend as the fourth quarter progressed leading into the peak holiday period and sales have continued to grow post-holiday with stronger gift card redemption levels and positive consumer response to our newest merchandise offerings leading us to increase our guidance for the year. In addition to the improvement in our retail store base, we are also pleased with the continuing progress in our eCommerce segment which we expect to deliver a ninth consecutive quarter of double digit growth, a pattern than has been consistent since we implemented an upgrade to our platform in 2017. While we expect traditional retail to remain challenging on a macro basis, we believe that our projected results for 2019 demonstrate the long-term viability of our strategic plan to diversify our retail portfolio, leverage consumer affinity and demand for our strong brand and advance key initiatives that we expect to further evolve our business model into margin-accretive revenue streams.”

The Company is scheduled to present at the 22nd Annual ICR Conference held at the Grand Lakes Orlando, in Orlando, FL., on Tuesday, January 14, 2020, at 9:00 a.m. EST. The presentation will be broadcast over the internet and can be accessed at the Company’s investor relations website, http://IR.buildabear.com. The presentation is expected to conclude by 9:25 a.m. EST. A replay of the broadcast will remain on the Company’s investor relations website for one year.

About Build-A-Bear Workshop, Inc.

Build-A-Bear is a global brand kids love and parents trust that seeks to add a little more heart to life. Build-A-Bear Workshop has more than 450 stores worldwide where Guests can create customizable furry friends, including corporately-managed stores in the United States, Canada, China, Denmark, Ireland, Puerto Rico, and the United Kingdom, and franchise stores in Africa, Asia, Australia, Europe, Mexico and the Middle East. Build-A-Bear Workshop, Inc. (NYSE: BBW) posted total revenue of $336.6 million in fiscal 2018. For more information, visit the Investor Relations section of buildabear.com.

Forward-Looking Statements:

This press release contains certain statements that are, or may be considered to be, “forward-looking statements” for the purpose of federal securities laws, including, but not limited to, statements that reflect our current views with respect to future events and financial performance. We generally identify these statements by words or phrases such as “may,” “might,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “future,” “potential” or “continue,” the negative or any derivative of these terms and other comparable terminology. All of the information concerning our future liquidity, future revenues, margins and other future financial performance and results, achievement of operating of financial plans or forecasts for future periods, sources and availability of credit and liquidity (including our ability to amend our credit facility on a timely basis on terms acceptable to us or at all), future cash flows and cash needs, success and results of strategic initiatives and other future financial performance or financial position, as well as our assumptions underlying such information, constitute forward-looking information.

These statements are based only on our current expectations and projections about future events. Because these forward-looking statements involve risks and uncertainties, there are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by these forward-looking statements, including those factors discussed under the caption entitled “Risks Related to Our Business” and “Forward-Looking Statements” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on April 18, 2019 and other periodic reports filed with the SEC which are incorporated herein.

All of our forward-looking statements are as of the date of this Press Release only. In each case, actual results may differ materially from such forward-looking information. We can give no assurance that such expectations or forward-looking statements will prove to be correct. An occurrence of or any material adverse change in one or more of the risk factors or other risks and uncertainties referred to in this Press Release or included in our other public disclosures or our other periodic reports or other documents or filings filed with or furnished to the SEC could materially and adversely affect our continuing operations and our future financial results, cash flows, available credit, prospects and liquidity. Except as required by law, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

All other brand names, product names, or trademarks belong to their respective holders.

Contacts

Investors:
Voin Todorovic
Build-A-Bear Workshop
314.423.8000 x5221

Media:
Public Relations
PR@buildabear.com